Exhibit (a)(5)(B)

Safeguard Announces Preliminary results of

Modified Dutch Auction Tender Offer

Radnor, PA, October 4, 2021 – Safeguard Scientifics, Inc. (NYSE:SFE) (“Safeguard” or the “Company”) today announced the preliminary results of its previously announced modified “Dutch auction” self-tender offer to purchase for cash up to $35 million in value of shares of its common stock at a price within (and including) the range of $7.90 to $9.00 per share. The tender offer expired at 5:00 p.m. Eastern Time on Friday, October 1, 2021.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of 5,035,906 shares of common stock were properly tendered and not properly withdrawn at or below the purchase price of $9.00 per share, including 709,375 shares that were tendered by notice of guaranteed delivery.

Because the tender offer was oversubscribed, and pursuant to the terms of the tender offer, the Company has elected to purchase 415,938 additional shares (2% of its outstanding shares of common stock). The relative number of shares of common stock that will be purchased from each shareholder will be prorated based on the number of shares of common stock properly tendered, except for tenders of odd lots, which will be accepted in full.

As a result, in accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, Safeguard expects to acquire 4,304,826 shares of its common stock at a price of $9.00 per share for an aggregate purchase price of approximately $38.7 million, excluding fees and expenses related to the tender offer. The shares of common stock expected to be purchased represent approximately 20.7% of the Company’s shares of common stock issued and outstanding as of October 1, 2021, which would result in the Company having 16,491,595 shares issued and outstanding immediately following such repurchase. The Company will pay for the repurchases of shares of its common stock with available cash.

The number of shares of common stock to be purchased is preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares of common stock tendered through notice of guaranteed delivery will be delivered within the two business day settlement period. The final number of shares to be purchased will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer will occur promptly thereafter.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of Safeguard’s common stock. The offer was made solely by the Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented, that Safeguard filed with the Securities and Exchange Commission, and investors may obtain them for free from the Securities and Exchange Commission at its website (www.sec.gov) or from Georgeson LLC, the information agent for the tender offer, by telephone toll-free at (800) 676-0098 or in writing to 1290 Avenue of the Americas, 9th Floor, New York, NY 10104. Any questions about the tender offer should be directed to the information agent, Georgeson LLC at (800) 676-0098.

About Safeguard Scientifics

Historically, Safeguard Scientifics has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. Safeguard is currently pursuing a focused strategy to value-maximize and monetize its ownership interests over a multi-year time frame to drive shareholder value. For more information, please visit www.safeguard.com.

Forward- Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements.” Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements related to the terms of the tender offer and Safeguard’s ability to complete the tender offer, statements regarding Safeguard’s ability to maximize the value of monetization opportunities of its ownership interests and drive total shareholder returns. Safeguard’s initiatives taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for ownership interests and maximize the return of value to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, the effect of Safeguard’s management succession plan on driving increased organizational effectiveness and efficiencies, the ability of the management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of ownership interests, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for ownership interests, and the amount of net proceeds from the monetization of ownership interests that will enable the return of value to Safeguard shareholders after satisfying working capital needs and the timing of such return of value. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict.  Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to complete the tender offer, the price and amount of shares purchased pursuant to the tender offer, our ability to achieve the benefits contemplated by the tender offer, our ability to make good decisions about the monetization of our ownership interests for maximum value or at all and the return of value to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing ownership interests, the fact that our companies may vary from period to period, challenges to achieving liquidity from our ownership interests, fluctuations in the market prices of our publicly traded holdings, if any, competition, our inability to obtain maximum value for our ownership interests, our ability to attract and retain qualified employees, market valuations in sectors in which our ownership interests operate, our inability to control our ownership interests, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our ownership interests, including the fact that most of our ownership interests have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. For further details regarding the risks to the tender offer, you should read our filings with the Securities and Exchange Commission related to the tender offer, including Schedule TO and the documents referred to therein. Further information on the above risk factors and other potential factors that could affect our future business, operating results and financial condition is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other periodic filings with the Securities and Exchange Commission, including risks under the heading “Risk Factors.” The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

###

SAFEGUARD CONTACT:

Mark Herndon

Chief Financial Officer

(610) 975-4913

mherndon@safeguard.com